UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM 8-K



                                 CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934




                                October 24, 2000
                                (Date of earliest
                                 event reported)



                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)




         PENNSYLVANIA                1-1401                  23-0970240
          (State or other             (SEC                 (IRS Employer
        jurisdiction of           file number)             Identification
         incorporation)                                       Number)




          230l Market Street, Philadelphia, Pennsylvania         19101
             (Address of principal executive offices)          (Zip Code)



               Registrant's telephone number, including area code:
                                 (215) 841-4000

Item 5.  Other Events.

On October 24, 2000, PECO Energy Company issued the following press release:


                 PECO ENERGY REPORTS EARNINGS OF $1.41 PER SHARE
                FOR THIRD QUARTER 2000; A 13% INCREASE OVER 1999

PHILADELPHIA, October 24, 2000 PECO Energy Company today reported earnings for its third quarter ended September 30, 2000 of $239 million, or $1.41 per share of common stock as compared to $235 million, or $1.25 per share, for the same period of 1999. These results are exclusive of extraordinary charges for premiums of $1 million, net of taxes, paid to reacquire debt as well as incremental merger integration costs of $4 million, net of taxes, in 2000. Earnings per share for the third quarter of 1999 are exclusive of non-recurring storm damage charges related to Hurricane Floyd of $7 million, net of taxes. Earnings after these extraordinary and special items were $234 million, or $1.38 per share for 2000 as compared to $228 million, or $1.22 per share in 1999.

Corbin A. McNeill, PECO Energy's Chairman and Chief Executive Officer stated that the company's strong third quarter earnings report will provide positive momentum for the newly created Exelon Corporation, the company created by the merger of PECO and Unicom Corporation which began trading on the New York Stock Exchange with the ticker symbol EXC yesterday. "Throughout 2000, a tremendous amount of energy has been devoted to closing our merger and integrating our two companies. But we have not let that work get in the way of delivering solid financial results," McNeill noted. "The key drivers of the strong performance we experienced in PECO's final quarter will carry over to be significant contributors to Exelon's future success. As Exelon, we will continue our proud record of excellent nuclear operations, we will remain committed to cost control and we will continuously seek out new business opportunities that will grow earnings and add shareholder value."

Third Quarter 2000 Results Summary

The increase in third quarter 2000 earnings was primarily attributable to higher margins associated with non-regulated retail and wholesale operations, lower Operating and Maintenance Expenses (excluding Exelon Infrastructure Services)
and a strong earnings contribution from AmerGen Energy, the Company's partnership with British Energy, which owns and operates the Clinton and Three Mile Island - Unit 1 and Oyster Creek nuclear power stations.

Earnings per share also continue to benefit from the effects of lower average shares outstanding. Over the 18 month period ending September 30, 2000, the Company has repurchased 56 million shares of common stock using the proceeds of its April 1999 and May 2000 issuances of $4 billion and $1 billion of transition bonds, respectively.

Regulated retail electricity sales were adversely affected by milder weather and lower customer retention, mitigated by the effects of rate changes in accordance with the terms of the Final Restructuring Order. Through Customer Choice, approximately 17% of the Company's customers are purchasing their energy from alternate energy providers, representing approximately 34% of the Company's total energy sales in its traditional franchise territory. In addition, the favorable earnings impacts were partially offset by amortization of the Competitive Transition Charge (CTC), which commenced in January 2000.

Nine Months Ended September 30, 2000 Results Summary

The increase in earnings on a year-to-date basis is also primarily attributable to higher margins associated with wholesale and non-regulated retail operations, lower Operating and Maintenance Expenses, favorable equity in earnings of unconsolidated affiliates and the combined benefits of transition bond issuances and related share repurchases. These benefits are partially offset by the commencement of amortization of CTC.


                                                        PECO ENERGY COMPANY
                                                      Selected Financial Data
                                               (in millions, except per share data)

                                                      Three Months Ended          Nine Months Ended         Twelve Months Ended
                                                         September 30,              September 30,              September 30,
                                                      2000          1999          2000         1999          2000         1999
                                                   -----------------------------------------------------------------------------

Revenues                                             $1,629         $1,729       $4,366       $4,209         $5,594      $5,281

Earnings available for common:
   Before extraordinary and special items               239            235          536          491            668         556
   After extraordinary and special items                234            228          515          448            637         419


Basic EPS before extraordinary and special items     $ 1.41         $ 1.25       $ 3.06       $ 2.44          $3.77       $2.69
Diluted EPS before extraordinary and special items   $ 1.39         $ 1.24       $ 3.04       $ 2.42          $3.73       $2.68

Basic EPS after extraordinary and special items      $ 1.38         $ 1.22       $ 2.94       $ 2.23          $3.60       $2.02
Diluted EPS after extraordinary and special items    $ 1.36         $ 1.21       $ 2.92       $ 2.21          $3.56       $2.01

Average Shares of Common Stock Outstanding:
   Basic                                                170            187          175          201            177         207
   Diluted                                              172            188          176          202            179         208

                                   PECO Energy
                        EARNINGS PER SHARE RECONCILIATION
                                  2000 vs. 1999
                               Three Months Ended
                                  September 30

                                                                 Three Months
1999 Reported Earnings Per Share                                     $1.22
         Hurricane Floyd Restoration                                  0.03
                                                                     -----
1999 Earnings Per Share From Operations                              $1.25

Regulated Retail Sales                                               (0.33)
Wholesale & Non-regulated Retail Sales                                0.28
Exelon Infrastructure Services                                        0.02
Operation and Maintenance                                             0.02
Depreciation and Amortization                                        (0.06)
Taxes Other Than Income                                               0.03
Interest Expense                                                        -
Other                                                                 0.08
Telecom Ventures                                                     (0.04)
AmerGen                                                               0.04
Effects of Lower Shares Outstanding                                   0.12
                                                                     -----

2000 Earnings Before Special & Extraordinary Item                    $1.41
         Merger Related Expenses                                     (0.03)
         Premium Paid on Retirement of Debt                            -*
                                                                     -----
2000 Earnings Per Share                                              $1.38
                                                                     =====

* Less than $0.01 EPS charge


-----------------------------------------------------------------------
Notes on Quarterly Earnings Variances:
======================================

Regulated Retail Sales:
-----------------------
Negative variance reflects unfavorable weather relative to the same period in 1999 and lower customer retention, partially offset by effects of the January 1, 2000 rate increase on retail sales. The total volume of kWh delivered by PECO Energy Distribution during the third quarters of 2000 and 1999 were 9.33 billion kWh and 9.93 billion kWh respectively. Cooling degree hours recorded in the third quarter 2000 were 47% less than those recorded in the same period in 1999.

Wholesale & Non-regulated Retail Sales:
---------------------------------------
This  positive  variance  reflects a reduction  in the average  cost of kWh sold
(combined   production  and  purchases)  and  higher  wholesale  market  prices, partially offset by lower wholesale and non-regulated retail sales volume.

Exelon Infrastructure Services:
-------------------------------
Positive variance reflects results of EIS' portfolio of 10 infrastructure service companies acquired over the last twelve months.

Operation and Maintenance:
--------------------------
The positive variance is the combined effects of the elimination of Y2k activities and lower utility operation expenses.

Depreciation & Amortization:
----------------------------
Negative variance is primarily the result of the January 1, 2000 initiation of CTC/ITC amortization to recognize stranded cost recovery.

Taxes Other Than Income:
------------------------
This variance reflects the combined effects of lower gross receipts, capital stock, and real estate taxes.

Other:
------
Reflects a $0.03 gain on the sale of our investment in Extant in the third quarter of 2000 and results of other non-utility operations.

Telecom Ventures:
-----------------
This line reflects the combined effects of equity investments including a modest gain associated with PECO-Adelphia and losses associated with AT&T Wireless, Vitts and Omni Choice. Increased losses at AT&T Wireless were caused by a significant increase in the number of new subscribers (55,856 customers added in 3Q '00 vs. 34,649 in 3Q '99).

AmerGen:
--------
Favorable variance reflects contributions of TMI Unit 1, Clinton Nuclear Power Station and Oyster Creek.

Shares Outstanding:
-------------------
Reflects the decline in the shares outstanding as a result of $1.7 billion of share repurchases executed in 1999 and an additional $500 million executed in 2000 with transition bond proceeds. Average shares outstanding for the third quarter 2000 were 170 million compared to 187 million for the same quarter of last year. Shares outstanding at the end of the third quarter 2000 were 170.5 million.

Special Item: - Merger Related Expenses:
----------------------------------------
This special item in third quarter earnings reflects $4.5 million (after-tax) incremental expenses related to the merger with Unicom Corp.

Extraordinary Item:
-------------------
The extraordinary item reflects $1 million (after-tax) in premiums paid to retire debt.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                PECO ENERGY COMPANY


                                                /S/ Jean H. Gibson
                                                ---------------------------
                                                Vice President & Controller


October 27, 2000